Exhibit 99.1

PRESS RELEASE

IDT Corporation Regains Compliance with NYSE Minimum Share Price Requirement

NEWARK, NJ – 10 April 2009:   IDT Corporation (NYSE: IDT; IDT.C) said today that it has received notice from the New York Stock Exchange (NYSE) that it has regained compliance with the NYSE’s minimum share price listing requirement.  The Company continues to work to regain compliance with the NYSE’s average global market capitalization listing requirement.

On April 8, 2009, the NYSE notified IDT that the stock price for each of IDT’s listed equity securities (IDT and IDT.C) was above the NYSE’s minimum requirement of a $1.00 average share price over the preceding 30 trading days and a $1.00 share price on the close of the last trading day of the six-month cure period (April 8, 2009), thus restoring IDT’s compliance with the minimum share price requirement for continued listing on the NYSE.  In this regard, IDT implemented a one-for-three reverse stock split for each class of its outstanding shares effective with the start of trading on February 25, 2009.  As of April 8, 2009, the 30 trading day average share closing price of IDT common stock and IDT Class B common stock was $1.07 and $1.17, respectively.  On April 8, 2009, IDT common stock and Class B common stock closed at $1.19 and $1.28, respectively.

In December 2008, IDT announced that the NYSE had accepted the Company’s business plan submission to regain compliance with the NYSE’s global market capitalization listing requirement. Although IDT has complied with the minimum share price requirement, IDT’s continued listing is subject to quarterly reviews of IDT’s progress toward satisfying the interim goals and milestones outlined in its NYSE submission. Failure of IDT to meet these interim objectives could result in IDT being subject to NYSE trading suspension. IDT has until March of 2010 to meet the NYSE’s $100 million average global market capitalization listing requirement.

About IDT Corporation:
IDT Corporation (www.idt.net) is a multinational holding company focused on the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words "believe,” "anticipate,” "expect,” "plan,” "intend,” "estimate,” "target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Contact:
IDT Corporation Investor Relations
Bill Ulrey - (973) 438-3838